CSMC 07-2

Group 7

Pay rules

1.  Concurrently:

a.  85.2368206085% to the 7PT1 until retired

b.  14.7631793915% allocated as follows:

i.  Pay the Nas Priority Amount to the 7N1 until retired

ii.  Pay according to the PAC to the 7P1 until retired

iii.  Pay pro-rata to the 7PO1,7FL1, 7FL2 until retired

iv.  Pay the 7P1 until retired

v.  Pay the 7L1 until retired

vi.  Pay the 7N1 until retired

Notes

Pricing Speed = 300psa

7FL1 – 24 day delay –If libor lt 7.00, then 7% else  0%

7IN1 -  24 day delay – if libor lt 7.00, then 0% else  7%

7FL2 – 24 day delay –If libor lt 7.25, then 7% else  0%

7IN2 -  24 day delay – if libor lt 7.25, then 0% else  7%

Nas Bonds = 7n1 standard 60 months lockout (apply shift to both sched and prepays)

Nas Priority  % = (Balance of 7n1)/Total Non-PO Balance

Settlement: 03/01/07